Exhibit (p)(5)

Appendix B – Code of Ethics and Code of Conduct

POLICIES AND PROCEDURES RELATING TO MIG’S CODE OF ETHICS AND

PROFESSIONAL CONDUCT

This Code of Ethics (this “Code”) is adopted by MIG Capital, LLC (“MIG”) under Rule 204A-1 under the Advisers Act. Except where noted, this Code applies to all Supervised Persons (as defined in this Code), which includes all of MIG’s members, officers and employees.

Statement of General Fiduciary Principles and Standard of Business Conduct

This Code has been adopted based on the principle that each Supervised Person of MIG has a fiduciary duty to act in the best interest of the funds and accounts managed by MIG (collectively, the “Funds” and each, a “Fund”), and the investors in the Funds, and particularly, to conduct his or her affairs, including personal securities transactions, in such a manner as to avoid serving his or her own personal interests ahead of the Funds and to avoid conflicts of interest. More generally, MIG’s standards of business conduct are based on principles of openness, integrity, honesty and trust. This Code cannot address every circumstance that may give rise to a conflict, a potential conflict or an appearance of a conflict of interest. Therefore, each Supervised Person is expected to be alert to such conflicts of interest with the Funds and their investors and to conduct him/herself with good judgment. It bears emphasis that technical compliance with this Code will not insulate from scrutiny of transactions which show a pattern of compromise or abuse of a Supervised Person’s fiduciary responsibilities to the Funds. Accordingly, all Supervised Persons must seek to avoid any actual or potential conflicts, or the appearance of such conflicts, between their personal interests and the interests of the Funds. Furthermore, each Supervised Person is required to promptly report any violations of this Code to the CCO.

MIG provides Supervised Persons with a confidential avenue of reporting violations through the “Confidential Reporting Form” in the gVue platform. Retaliation against any Supervised Person who reports a violation of the Code of Ethics is strictly prohibited and will be cause for corrective action, up to and including dismissal.

Certain terms used herein shall have the definitions ascribed to them in Annex A attached hereto.

Governing Standards

The standards and procedures embodied in this Code are governed by the following overriding principles, which shall apply to all Supervised Persons in their conduct on behalf of MIG. Each Supervised Person is required to comply with applicable Federal and state securities laws. No Supervised Person shall, in connection with the purchase or sale, directly or indirectly, by such Supervised Person of a security held or acquired by any Fund:

•	Employ any device, scheme or artifice to defraud the Funds;

•	Make any untrue statement of a material fact to the Funds or omit to state a material fact necessary in order to make the statements made to the Funds, in light of the circumstances under which they are made, not misleading;

•	Engage in any act, practice or course of business that operates as a fraud or deceit on the Funds; or

•	Engage in any manipulative practice with respect to the Funds.

Prohibited Transactions

General Policy

a.	It is a basic policy that no Supervised Person of MIG should be permitted to profit in his or her personal securities transactions from the securities activities of the Funds managed by MIG. Accordingly, no Supervised Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transactions acquires, any direct or indirect beneficial ownership which would be harmful to any of the Funds or which would serve such Supervised Person’s own personal interests ahead of the Funds.

b.	Each Supervised Person shall treat as confidential, and shall not disclose to other persons, the securities activities engaged in or contemplated for any of the Funds, including nonpublic information about a Fund’s portfolio holdings, except to the extent required to do so in connection with his or her responsibilities with MIG. Further, each Supervised Person shall report to the CCO those securities activities engaged in for any of the Funds, so that CCO and the CEO can together determine whether the applicable security should be added to MIG’s Personal Trading Watch List (the “Watch List”). The Watch List shall be maintained by MIG’s CCO. The CCO and the CEO may together also determine when securities may be removed from the Watch List.

c.	No Supervised Person shall engage in any transactions which are or could be perceived as “front running” the transactions of the Funds. Accordingly, Supervised Persons may not buy or sell a security within five trading days before (based on such Supervised Person’s knowledge thereof) or after trading in such security or related security by a Fund, without prior approval, as described below.

d.	No Supervised Person may establish a new position or increase an existing position in any security then appearing on the Watch List. In addition, no Supervised Person may dispose all or part of any interest in any security then appearing on the Watch List, without the prior approval of the CCO, as described below.

e.	No Supervised Person may purchase or sell a security then appearing on the firm Restricted List, without the prior approval of the CCO. Please refer to Policies and Procedures with respect to Insider Trading, Annex B.

Specific Prohibitions

In addition to those activities proscribed from time to time by the CCO, no Supervised Person shall:

i.	for his or her own account or for an account as to which he or she has direct or indirect beneficial ownership:

a.	Acquire any Reportable Securities in an Initial Public Offering, without the prior approval of the CCO and the CEO.

b.	Purchase any Reportable Securities in a Limited Offering, without prior approval of the CCO and the CEO.

ii.	Serve on the board of directors of any publicly traded company without prior authorization of the CCO and the CEO.

iii.	Trade with a Fund account in an account in which the Supervised Person has direct or indirect beneficial ownership or over which the Supervised Person has control (including in a “cross trade”), without prior approval of the CCO.

Prior Approval for Reportable Securities

General Policy

Each Supervised Person is required to receive prior approval (in the manner provided below) from the CCO before purchasing, selling or otherwise transferring Reportable Securities (long or short) in which he or she has a direct or indirect beneficial interest, or through an account in which he or she participates, except as otherwise exempted from such prior approval requirements as provided below. A Supervised Person is presumed to have a direct or indirect beneficial interest in securities held by members of a Supervised Person’s immediate family sharing the same household, including spouses, domestic partners, children, dependent individuals whether minors or adults, and in securities held in trustee and custodial accounts or any other account in which the Supervised Person has a financial interest or over which the Supervised Person has investment discretion (other than MIG managed Funds). Supervised Persons may not buy a security on the Watch List and may only sell a security on the Watch List with the prior approval from the CCO. In addition, Supervised Persons may not buy or sell a security within 5 trading days either before or after a purchase or sale of the same or related security by a Fund account. The following procedures for obtaining such approval will apply:

1.	The Supervised Person must request approval by completing a Pre-Clearance Request Form (the “Form”), which can be obtained from the CCO.

2.	The Supervised Person must report in the Form whether he or she has any awareness of the Reportable Security being actively considered for purchase or sale for any Fund within 5 trading days after the date the transaction in the Reportable Security is expected to occur.

3.	The Supervised Person must submit the Form electronically through the use of MIG’s automated compliance software or by providing a hardcopy of the Form to MIG’s CCO, who will, (i) review the Form to determine that it was properly filled out and signed by the Supervised Person and (ii) determine if there is a trade pending for any Fund in any security of the issuer of the security for which prior approval is being sought. After receiving the form, the CCO, in consultation with the CEO, will then either approve or deny the Supervised Person’s purchase or sale of a Reportable Security and return a copy of the Form to him/her. Such approval or denial shall be based on the standards set forth in this Code.

4.	If the Supervised Person receives approval to trade a security, the trade must be executed before the end of the 2nd business day following the date approval has been received, provided, however, that such approval shall be automatically terminated if prior to executing the trade the Supervised Person knows, or should have known, that the execution thereof at such time under the then current facts would (i) violate this Code or (ii) not likely have been approved by the CCO. Supervised Persons should consult with the CCO if such circumstances arise. If the trade is not executed within that time frame and the Supervised Person still wishes to effect the transaction or any new or changed facts or circumstances relevant to the CCO’s approval of the trade occur, then prior approval in the manner described above must again be obtained. The CCO may also notify a Supervised Person of the termination of a prior approval during such two business day period, including for the reasons set forth above.

5.	If the Supervised Person is absent from the office on the day he or she desires to seek prior approval for a trade, prior approval to trade may be submitted by email or voice mail directly to the CCO. Such communication must include all of the elements included in the Form. It shall be the responsibility of the Supervised Person to prepare a written Form containing such information promptly upon such Supervised Person’s return to the office and to obtain the CCO’s written approval thereof. The CCO may limit the frequency of such out-of-the- office prior approval requests.

Exempted Transactions

The prior approval requirements set forth above shall not apply to:

i.	Purchases or sales, other than in an Initial Public Offering or in a Limited Offering, effected in an account that the CCO has determined in writing to be an Exempt Account (see Annex A);

ii.	Transactions pursuant to an automatic reinvestment plan;

iii.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

iv.	Purchases and sales of Reportable Securities which have been previously approved in the manner provided herein;

v.	Purchases or sales which are non-volitional on the part of a person, including, but not limited to, receipt of securities pursuant to a stock dividend or merger; and

vi.	In very limited situations, other purchases and sales of Reportable Securities approved in advance and in writing by the CCO, in consultation with the CEO.

In addition, the prior approval requirements set forth above shall not be applicable with respect to any purchases or sales by any Supervised Persons of Reportable Securities that are (a) securities issued by closed-end mutual funds, open-end mutual funds, or ETF’s or exchange-traded notes (“ETN’s”), or options on ETF’s, ETN’s or broad-based indexes; (b) the acquisition of any securities of an issuer that are issued pursuant to an employee stock option plan for employees of such issuer, where the acquirer has no control over the timing of the acquisition of such securities; provided in each case that the foregoing do not constitute Limited Offerings or Initial Public Offerings.

The CCO, in conjunction with the CEO, may exempt from the prior approval requirements set forth above with respect to Reportable Securities (including Reportable Securities issued in Limited Offerings or Initial Public Offerings) transactions in an account that they determine in writing is one in which the Supervised Person does not have a direct or indirect beneficial interest.

Reporting and Certification

General Policy

Every Supervised Person shall provide reports to the CCO electronically through the use of MIG’s automated compliance software (or via hardcopy) as set forth below. The reports are required with respect to all securities in which a Supervised Person has a direct or indirect beneficial interest, or through an account in which he or she participates, except as otherwise exempted from such reporting requirements.

A Supervised Person is presumed to have a direct or indirect beneficial interest in securities held by members of a Supervised Person’s immediate family sharing the same household, including spouses, domestic partners, children, dependent individuals whether minors or adults, and in securities held in trustee and custodial accounts or any other account in which the Supervised Person has a financial interest or over which the Supervised Person has investment discretion (other than MIG managed Funds):

1.	Initial and Annual Holdings Report: Not later than 10 days after a person becomes a Supervised Person and within 30 days after the end of each calendar year, such Person shall submit to the CCO a Holdings Report (either electronically or by physically delivery) executed by such Person, including the following information:

a.	The title and type of security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security in which the Supervised Person had any direct or indirect beneficial ownership;

b.	The name of any broker, dealer or bank with whom the Supervised Person maintained an account in which any securities (including securities that are not Reportable Securities) were held for the direct or indirect benefit of the Supervised Person;

c.	The date the Supervised Person submits the report; and

d.	An acknowledgment that such Supervised Person (i) has read, understands and has had the opportunity to ask questions concerning this Code; (ii) agrees to abide by this Code as amended from time to time; (iii) has complied with all requirements of this Code, except as otherwise notified by or reported to the CCO that they have not complied with certain of such requirements; and (iv) has reported all transactions required to be reported under this Code. Each Holdings Report shall also include a Disciplinary History and Other Industry Activity Questionnaire which must be completed for purposes of MIG’s own disclosure requirements. With respect to the initial Holdings Report, such information must be current as of a date no more than 45 days prior to the date the person became a Supervised Person. With respect to all other Holdings Reports, such information must be current as of a date no more than 45 days prior to the date Report was submitted.

2.	Quarterly Transaction Reports: Within 30 days after the end of each calendar quarter, each Supervised Person shall submit (either electronically or by physically delivery) to the CCO a Transaction Report executed by such Person, which must cover all transactions in Reportable Securities during the quarter over which such Person had direct or indirect beneficial ownership, including the following information:

a.	The date of the transaction, the title of the security, and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of each Reportable Security in which the Supervised Person had any direct or indirect beneficial ownership;

b.	The nature of the transaction (i.e. purchase or sale or any other type of acquisition or disposition);

c.	The price of the security at which the transaction was effected;

d.	The name of the broker, dealer or bank with or through which the transaction was effected; and

e.	The date the Supervised Person submits the report.

3.	Brokerage Statements and Confirms. A Supervised Person is not required to include in the Transaction Report a transaction in a Reportable Security if it would duplicate information contained in broker trade confirmations or account statements provided to MIG and that MIG holds in its records, so long as MIG receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter. It is each Supervised Person’s responsibility to ensure all transactions in Reportable Securities are promptly reported to the CCO. Each Supervised Person is required to use reasonable efforts to arrange with his or her broker to provide duplicate statements and confirms to be sent to the CCO until an account is transferred or closed. If after exercising reasonable efforts, such Supervised Person is unable to arrange for duplicate statements and confirms to be sent to the CCO pursuant to the previous sentence, such Supervised Person shall promptly notify the CCO of the efforts undertaken by such Supervised Person and the steps that such Supervised Person intends to take to comply with the requirement described in this paragraph.

Exceptions from Reporting Requirements

The reporting requirements do not apply to:

i.	Purchases, sales, or holdings of securities in an account that the CCO has determined in writing to be an Exempt Account (see Annex A);

ii.	With respect to transaction reports only: Transaction effected pursuant to an automatic reinvestment plan.

iii.	Purchases, sales, or holdings of securities in an account that the CCO and CEO have determined in writing to be an account in which the Supervised Person does not have a direct or indirect beneficial interest.

Enforcement

The CCO shall have primary responsibility for reviewing information submitted under this Code and enforcing this Code. The CCO shall maintain records of any violations of this Code and of the actions taken as a result of such violations. If the CCO determines that a possible violation of this Code may have occurred, he/she shall then review relevant information to determine if an actual violation of this Code has occurred. Before making any determination that a violation has occurred, the CCO may give the person whose transaction is in question an opportunity to supply additional information regarding such transaction. In addition, if the CCO determines that a violation of this Code may have occurred, he or she shall promptly report the possible violation to the CEO.

If the CCO determines that a violation of this Code has occurred, he or she and the CEO shall consider and may impose such sanctions or pursue other legal remedies as they deem appropriate, including, among other things, a letter of censure or suspension, termination of the employment of the violator and/or referral to civil or criminal authorities.

The CCO may at any time impose additional restrictions on any Supervised Person if the CCO determines that such Supervised Person is engaging in frequent personal trading activity.

Gifts

Neither MIG nor any Supervised Person shall seek or accept anything of value, either directly or indirectly, from broker-dealers or other persons providing services to MIG in exchange for any action being taken by such person on behalf of MIG or any of the Funds or that might otherwise create a conflict of interest or interfere with the impartial discharge of his or her responsibilities of the Funds. For the purpose of this provision, reasonable and customary gifts from broker-dealers or other persons providing services to MIG without regard to any specified transaction or action (or, if in connection with a transaction, a gift also provided to other participants), including, but not limited to, those in the following categories, generally will not be considered to be in violation of this section:

1.	an occasional meal or golf outing;

2.	an occasional ticket to a sporting event, the theater or comparable entertainment;

3.	reminder advertisements – those items with the broker-dealer’s logo, such as articles of clothing, gym bags, and the like distributed by broker-dealers to the Supervised Person in connection with a conference or seminar sponsored by such broker-dealer and offered to all conference or seminar participants; and

4.	a gift whose reasonable value is less than $100 (which shall be limited to $100 per year from a single giver).

MIG and its Supervised Persons are also prohibited from giving gifts or entertainment that may appear lavish or excessive, and must obtain approval from the CCO prior to giving any gifts in excess of $100 or entertainment in excess of $100 to any investor or prospective investor.

Gifts and Entertainment Given to Union Officials – Any gift or entertainment provided by MIG to a labor union or a union official in excess of $250 per fiscal year must be reported on Department Labor Form LM-10 within 90 days following the end of MIG’s fiscal year. Consequently, Supervised Persons must obtain approval from the CCO before giving any gifts or entertainment to labor unions or union officials.

Gifts and Entertainment Given to Foreign Governments and “Government Instrumentalities” – The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government. The FCPA includes provisions that may permit the giving of gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and regulations of the recipient’s country, as well as bona-fide travel costs for certain legitimate business purposes. However the availability of these exceptions is limited and is dependent on the relevant facts and circumstances. Supervised Persons must disclose to the CCO all gifts and entertainment that may be subject to the FCPA, irrespective of value and including food and beverages provided during a legitimate business meeting.

Gifts and Entertainment Given to ERISA Plan Fiduciaries – MIG is prohibited from giving gifts or entertainment with an aggregate value exceeding $250 per year to any ERISA plan fiduciary. Consequently, Supervised Persons must obtain approval before giving any gifts or entertainment to ERISA plan fiduciaries from the CCO.

Gifts and Entertainment Given to State and Local Pension Officials – Supervised Persons must be mindful that myriad state and municipal regulations exist around the exchange of gifts and entertainment with such officials. Accordingly, Supervised Persons must consults with the CCO before providing any gifts or entertainment in connection with the solicitation of state and municipal pension, and similar plans.

If there are any questions about a proposed gift or activity, each person is urged to err on the side of caution and obtain prior approval from the CCO.

Confidential Information and Developments Policy

1.	Supervised Persons should be aware that all information, whether or not in writing, of a private, secret, proprietary or confidential nature that concerns MIG’s business or financial affairs, including the business and affairs of the Funds (collectively “Confidential Information”), is and shall be the exclusive property of MIG. By way of illustration, but not limitation, Confidential Information includes (i) information concerning the operations, systems, trading strategies, investment models or other models, developments, inventions, performance, research, actual or proposed investments, assets under management, personnel, marketing plans, financial data developments, plans and vendor lists, (ii) computer software, forms, contracts, agreements, literature or other documents and (iii) the identity of any investors in any of the Funds or other information about such investors or the investments made or to be made by such Funds. Supervised Persons shall not disclose any Confidential Information to others outside of MIG or use the same for any purposes (other than specifically with respect to the Supervised Person’s performance of his or her responsibilities to MIG) without the prior written approval by the CCO or the CEO, either during or after such period of time as the Supervised Person is performing duties and responsibilities for MIG, unless and until such Confidential Information has become public knowledge without fault by the Supervised Person or the Supervised Person is required to do so by law or court order, whereupon the Supervised Person (or former Supervised Person) shall promptly inform MIG in writing.

2.	All written, photographic, electronic or other tangible material containing Confidential Information which shall come into a Supervised Person’s custody or possession shall be and are the exclusive property of MIG to be used by the Supervised Person only in the course of performing duties and responsibilities for MIG. All such records or copies thereof and all tangible property of MIG in a Supervised Person’s custody or possession shall be delivered to MIG, upon the earlier of (i) a request by MIG or (ii) such Supervised Person no longer performing duties and responsibilities for MIG. After such delivery, the Supervised Person shall not retain any such records or copies thereof or any such tangible property.

The policies regarding non-disclosure and the return of Confidential Information set forth in paragraphs 1 and 2 above also extend to such types of information, records and tangible property of investors of MIG or vendors to MIG or other third parties who may have disclosed or entrusted the same to MIG or to the Supervised Person in the course of his or her employment. Supervised Persons shall not disclose or use Confidential Information and records of the type set forth in paragraphs 1 and 2 above, both during and after the termination of the employment or independent contractor relationship with MIG.

Notwithstanding the above, MIG employees are required to sign MIG’s “Confidentiality and Non- Disclosure Agreement” (“MIG NDA”) as part of their employment with the firm. Where the terms and conditions of the information herein differ from the terms and conditions contained within the MIG NDA, the latter shall govern.

Regulation FD (for “fair disclosure”) bars certain issuers of securities from sharing “material non- public information” with security holders and securities market professionals (such as portfolio managers (“PMs”) and analysts) unless that information is simultaneously disseminated through public channels. As a result, issuers may increasingly seek oral or written “confidentiality agreements” before speaking to a portfolio manager or an analyst. Although Regulation FD specifically permits disclosure of material nonpublic information to persons who agree to keep the information confidential, a PM or analyst who enters into such a confidentiality agreement will be prohibited from trading upon that information. Accordingly, PMs and analysts must refrain from agreeing to any confidentiality agreements and any request to execute a confidentiality agreement must immediately be referred to the CCO and/or CEO.

Nothing in this Code shall prohibit or restrict you from lawfully (i) communicating or initiating communications directly with, or cooperating with, providing relevant information to or otherwise assisting in an investigation by the SEC, the Equal Employment Opportunity Commission (“EEOC”), or any governmental or regulatory body or official(s) or self-regulatory organization (“SRO”) regarding a possible violation of any applicable law, rule or regulation; (ii) responding to any inquiry from any such governmental or regulatory body or official or SRO or governmental authority; or (iii) testifying, participating or otherwise assisting in an action, investigation or proceeding relating to a possible violation of any such law, rule or regulation. Nor does this Code require you to notify MIG of any such communications, cooperation, assistance, inquiries, responses to inquiries, testimony or participation as described in the preceding sentence, except for communications and inquiries seeking information or documents from or on behalf of MIG, and responses to such communications and inquiries by or on behalf of MIG. Finally, nothing in this Manual shall prohibit or restrict you from responding to any inquiry about this Manual by the SEC, the EEOC or any other governmental or regulatory body, or any SRO.

Insider Trading Policy

Supervised Persons may from time to time be in possession of material, non-public information concerning the Funds or companies that they invest in. Under federal securities laws, such persons are prohibited from buying or selling securities while in possession of such inside information, and may not otherwise use the information for their own advantage or the advantage of others. Violations of this rule may subject those involved to disciplinary action, as well as severe civil or criminal penalties. MIG has adopted Policies and Procedures with respect to Insider Trading to avoid even the appearance of improper conduct on the part of any Supervised Person (not just so-called insiders). These Policies and Procedures are attached hereto as Annex B and are a part of this Code.

Certain penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. In addition, any violation of this Code can be expected to result in serious sanctions by MIG, which may include dismissal for cause, suspension without pay, loss of bonus, loss of severance benefits, demotion or other sanctions. ANY SEC INVESTIGATION, EVEN ONE THAT DOES NOT RESULT IN CRIMINAL OR CIVIL PROSECUTION, CAN IRREPARABLY DAMAGE MIG’S REPUTATION AND AN INDIVIDUAL’S CAREER. IT IS ESSENTIAL TO AVOID EVEN THE APPEARANCE OF IMPROPRIETY.

Trading Stock to Affect the Markets/Manipulative Trading Practices

In addition to the prohibitions on insider trading, the federal securities laws prohibit Supervised Persons and others from engaging in manipulative trading practices. These laws prohibit a Supervised Person, when acting for himself, herself, or for others (including Fund accounts), from:

•	Engaging in trading or apparent trading activity for the purpose of causing the price of a registered security to move up or down, and then taking advantage of the price movement by buying or selling at the “artificial” price level (a practice known as “pumping and dumping”);

•	Using the mail, the internet (chat rooms, etc.) or any other method of interstate commerce to manipulate securities prices by creating a false or misleading appearance of active trading; and

•	Circulating or disseminating, in the ordinary course of business, information to affect the price of any security (a practice known as “rumor mongering”).

There are also a number of SEC rules aimed at preventing manipulative short selling.

As a result, Supervised Persons must receive pre-approval from the CCO before participating in any offering subject to Rule 105 (i.e., secondary offering) to ensure that MIG has not engaged in any transactions that would prohibit its participation in the offering. Please refer to “Procedures For Complying with Investment Strategy and Restrictions on Trading; Rule 105 of Regulation M” for additional information.

Outside Activities

Without the prior written approval of the CCO, no Supervised Person may engage in any outside business activities that may give rise to conflicts of interest or the appearance of conflicts of interest or otherwise jeopardize the integrity or reputation of MIG or any of its affiliates.

Without the written approval of the CCO, you must not:

•	Be employed or compensated by any other entity;

•	Have active involvement in any other business including part-time, evening or weekend employment;

•	Serve as an officer, director, partner, etc. in or of any publicly traded entity (of any kind) or in or of any private entity that engages investment-related activities for any reason (whether in connection with its external business purposes or management of its internal assets);

•	Hold a seat in public office, or commit to a candidacy or a formal position on a campaign committee;

•	Operate a hedge fund or sponsor or participate in an association or group formed to invest in securities (e.g., an investment club); or

•	Recommend another advisor’s investment management, brokerage, or similar services for a referral fee, unless the recommendation is allowed by a program we have established.

Electronic Communications

MIG strives to maintain a professional work environment in every respect, including matters related to electronic communications. Any misuse of MIG’s resources can result in disciplinary action, including termination of Internet access privileges and immediate dismissal. Electronic communications, including connections to Internet and Intranet Web sites using MIG’s computing or network resources, are the property of MIG and are subject to monitoring.

Political Contributions and Other Political Activities

Generally, no payments of any kind may be made by MIG or by any Supervised Person or any other person, directly or indirectly, to any person, government, corporation, or other entity for the purpose of obtaining or retaining business, or for the purpose of, other than as allowed by the Foreign Corrupt Practices Act, influencing favorable consideration of applications for a business activity or other matter.

Retention of Records

The following documents shall be preserved with the records of MIG for the period required by the Advisers Act: (i) this Code (and all amendments hereto), (ii) a copy of each report filed by Supervised Persons (which shall include in the Initial Holdings Report each Supervised Person’s written acknowledgment of receipt of this Code), (iii) any written report relating to the interpretation of this Code, or violations hereunder, (iv) a record of all Supervised Persons and (v) all Forms, including a record of any decision and the reasons supporting the decision to approve the acquisition of securities by Supervised Persons in Limited Offerings and Initial Public Offerings).

Confidentiality under this Manual

All reports of securities transactions and any other information collected or produced pursuant to this Manual shall be treated as confidential, except as otherwise required by law or in connection with appropriate examinations by representatives of the SEC or any other authorized governmental body or self- regulatory organization.

Other Matters

Whenever prior consent or approval by a person is required under this Code, it is understood that no person shall make any determinations under this Code with respect to any situation in which he or she has a personal interest, unless otherwise expressly provided herein. In furtherance of the foregoing, the CEO (or his designee) shall make any required determinations with respect to situations in which the CCO has a personal interest, if any, and the CCO (or his designee) shall make any required determinations with respect to situations in which the CEO has a personal interest.

The CCO has the sole authority to grant written waivers of the provisions of this Code in appropriate instances, provided, that such waivers are granted only in rare instances and are not in violation of applicable rules and regulations.

ANNEX A

to Code of Ethics and
Professional Conduct

DEFINITIONS

“Beneficial ownership” or “beneficial interest” shall be interpreted in the same manner as it would be under Section 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) in determining whether a person is the beneficial owner of a security for purposes of Section 16 under the 1934 Act and the rules and regulations thereunder from time to time in effect. Any report required under this Code may contain a statement that the report will not be construed as an admission that the person submitting the report has any direct or indirect beneficial ownership in the security to which the report relates. In general, a person is deemed to have beneficial ownership of securities owned by the Supervised Person’s spouse or domestic partner, or by any other adult who is financially in whole or in part on the person, by children residing in the person’s household or by children who are financially dependent on the person, or other securities over which the person has control. Some examples of forms of beneficial ownership include:

•	Securities held in a person’s own name, or that are held for the person’s benefit in nominee, custodial, or “street name” accounts.

•	Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial, or “street name” account).

•	Securities that are being managed for a person’s benefit on a discretionary basis by an investment adviser, broker, bank, trust company, or other manager other than securities in an Exempt Account.

•	Securities in a person’s individual retirement account.

•	Securities in a person’s account in a 401(k) or similar retirement plan, even if the person chooses to give someone else investment discretion over the account.

•	Securities owned by a trust of which the person is a beneficiary.

•	Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or “street name” account).

•	Securities in an account held in the name of another where the financial interests of the person and the named accountholder are intertwined (such as a spouse, domestic partner, child or other financial dependent) or the person is participating in the transactions in said account by contributing funds to or influencing the trading decisions in the account.

“Exempt Account” means an account (often referred to as a “blind trust”) over which the Supervised Person has no direct or indirect influence or control. An account shall be deemed an Exempt Account if the CCO makes such determination after reviewing all relevant facts. For example, an account or trust of a Supervised Person that is managed by a third-party manager or trustee may be deemed an Exempt Account where such Supervised Person cannot suggest purchase/sale of securities to the trustee/third-party manager, cannot direct purchases or sales and cannot consult with trustee/third-party manager as to particular allocation of investments to be made for such account or trust. In determining whether such an account or trust shall be deemed to be an Exempt Account, the CCO shall be permitted to obtain from such Supervised Person or the trustee/third-party manager (i) information about trustee/third-party manager’s relationship to such Supervised Person and/or (ii) periodic certifications by such Supervised Person and his/her trustee/third- party manager regarding such Supervised Person’s influence or control over the applicable account or trust. Any such certification may include representations and warranties from such Supervised Person or the trustee/third-party manager that:

(a)       addresses whether any particular purchases/sales were recommended or suggested by such Supervised Person to trustee/third-party manager;

(b)       addresses if such Supervised Person directed the trustee/third party manager to make any purchases/sales for the account/trust; and

(c)       addresses if such Supervised Person consulted with the trustee/third-party manager as to allocation of particular investments for the account/trust.

“Initial Public Offering” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

“Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(a)(2) or 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act.

“Purchase or sale of a Reportable Security” includes, among other things, the writing of an option to purchase or sell a Reportable Security.

“Reportable Security” means a security as defined in Section 202(a)(18) under the Advisers Act, except that it does not include direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), shares issued by money market funds or registered open-ended investment companies (other than any registered funds advised by MIG), shares issued by unit investment trusts that are invested exclusively in one or more open-end funds (other than such funds managed by MIG), or such other securities as may be excepted under the provisions of Rule 205-1 under the Advisers Act. The definition of “security” under Section 202(a)(18) is very comprehensive and includes, but is not limited to, stocks, bonds, closed- end funds, options and warrants.

“Supervised Person” means any (i) partner, officer, director (or other person occupying a similar status or performing similar functions) or employee of MIG, or other person who provides investment advice on behalf of MIG and is subject to the supervision and control of MIG, and (iii) any other person deemed by the CCO to be a Supervised Person for purposes of this Manual (provided such person is notified in writing of the determination thereof). The CCO shall maintain a list of such persons and copies of notices sent to them.

ANNEX B

to Code of Ethics and
Professional Conduct

POLICY AND PROCEDURES WITH RESPECT TO INSIDER TRADING

POLICY STATEMENT ON INSIDER TRADING AND BACKGROUND

Under the Insider Trading and Securities Fraud Enforcement Act of 1988 and Section 204A of the Advisers Act, MIG must establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, non-public information. Accordingly, MIG forbids any Supervised Person from trading, either personally or on behalf of others (including Clients), on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” MIG’s policy applies to every Supervised Person and extends to activities within and outside their duties at MIG. Every Supervised Person must read and retain this policy statement. Any questions regarding MIG’s policy and procedures should be referred to the CCO.

The term “insider trading” is not defined in the federal securities law, but generally is used to refer not only to the use of material nonpublic information to trade in securities (whether or not the user is an “insider”), but also to communications of material nonpublic information to others, commonly referred to as “tipping”. As a general matter the law prohibits, among other things:

•	trading by an insider, while in possession of material nonpublic information;

•	trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

•	communicating confidential material nonpublic information to others (“tipping”).

In the course of your employment, you may learn about the current or pending investment activities of our Clients and institutional clients (e.g., actual or pending purchases and sales of securities). Using or sharing this information other than in connection with the investment of client accounts is considered acting on inside information and is therefore prohibited.

Who is an Insider?

The concept of “insider” is broad. It includes officers, directors and Supervised Persons of an issuer. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of an issuer’s affairs and as a result is given access to information solely for the issuer’s purposes.

What is Material Information?

Trading on insider information is not a basis for liability unless the information is material. “Material information” generally is defined as information which a reasonable investor would be likely to consider important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of an issuer’s securities. Information that officers, directors and Supervised Persons should consider as likely material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements (including such information regarding a publicly-traded SPAC), major litigation, liquidity problems, changes in credit ratings, significant expansions or curtailments of operations or significant increases or decreases of orders, planned offerings of securities (including offerings underwritten by one of our affiliates), inflows or outflows of client assets or assets under management, a change in auditors or auditor notification that an issuer may no longer rely on an audit report, events regarding an issuer’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, public or private sales of additional securities), bankruptcy, corporate restructuring or receivership, and extraordinary management or business developments.

What is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the marketplace. A person should not trade on material nonpublic information until the investing public has been afforded the time to receive the information and act upon it. One must be able to point to some fact to show that the information is generally public. Information may be deemed to have been made public — and thus not subject to the prohibitions on insider trading — in a number of different ways, including when the information:

•	Appears in the press or in a widely disseminated source or publication (e.g., Dow Jones tape, Reuters, The Wall Street Journal, The New York Times);

•	Is included in publicly available regulatory filings (e.g., when the information is available through the public data base of a federal regulatory agency, such as the SEC);

•	Is disclosed in a stockholder report or a press release from the issuer;

•	Is announced in a public forum such as a stockholder meeting;

•	Is provided by the issuer freely to anyone making an inquiry;

•	Is being disseminated to traders generally by brokers or institutional analysts, unless there is a reasonable basis to believe that such information is confidential and came from a corporate insider; and

•	Is received by a person who does not have a relationship with the issuer or who does not otherwise owe a duty of confidentiality to the issuer or another person. For example, information found in a report filed with the SEC, or appearing in publications of general circulation would generally be considered public.

Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include.

•	civil injunctions;

•	triple damages;

•	paying back profits;

•	jail sentences;

•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

•	fines for an employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by MIG, including possible dismissal of the persons involved.

Procedures to Implement Mig’s Policy Against Insider Trading

The following procedures have been established to aid the Supervised Persons of MIG in avoiding insider trading, and to aid MIG in preventing, detecting and imposing sanctions against insider trading. These procedures cannot cover all circumstances and Supervised Persons are asked to be cautious in all situations involving the potential for insider trading and consult with the CCO if such Supervised Person has any questions.

Before a Supervised Person trades for himself or herself or others, including Clients managed by MIG, in the securities of an issuer about which such Supervised Person may have potential inside information, the Supervised Person should ask at least the following questions of himself orherself:

a.	Is the information material? Is this information that an investor would be likely to consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

b.	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in The Wall Street Journal or other publications of general circulation?

If, after consideration of the above, the Supervised Person believes that the information is material and nonpublic, or if the Supervised Person has questions as to whether the information is material and nonpublic, he or she should take the following steps:

c.	Do not purchase or sell the security on behalf of yourself or others, including the Clients.

d.	Do not communicate the information inside or outside MIG, other than to the CCO.

e.	Immediately report the information to the CCO. Thereafter, the CCO will instruct the Supervised Person to continue to refrain from such trading and communication and will add the security to the firm’s Restricted List, or the Supervised Person will be allowed to trade and communicate the information.

No Supervised Person may purchase or sell a security issued by a company on the firm Restricted List without written pre-approval from the CCO.

Supervised Persons should be aware that these restrictions also apply to “tipping” information to others and apply to each Supervised Person’s family members and others living in your household.